Exhibit 99.1

Hampden Bancorp, Inc. Reports Authorization of a Fourth Stock Repurchase Program

SPRINGFIELD, Mass.--(BUSINESS WIRE)--December 22, 2010--Hampden Bancorp, Inc. (the “Company”) (NASDAQ - HBNK), which is the holding company for Hampden Bank (the “Bank”), announced today that its Board of Directors authorized a fourth stock repurchase program (the “Stock Repurchase Program”) for the purchase of up to 339,170 shares, or approximately 5%, of the Company’s outstanding common stock. The Company will commence its fourth stock repurchase program immediately upon the completion of its third repurchase program, announced on June 2, 2010, which has 38,843 shares remaining. Any repurchases under the Stock Repurchase Program will be made through open market purchase transactions from time to time. The amount and exact timing of any repurchases will depend on market conditions and other factors, at the discretion of management of the Company, and it is intended that the Stock Repurchase Program will complete all repurchases within twelve months after its commencement. There is no assurance that the Company will repurchase shares during any period.

Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County. The Bank currently has nine office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, Tower Square in downtown Springfield, and Indian Orchard. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may.” Certain factors that could have a material adverse affect on the operations of the Bank include, but are not limited to, increased competitive pressure among financial service companies, national and regional economic conditions, changes in interest rates, changes in consumer spending, borrowing and savings habits, legislative and regulatory changes, adverse changes in the securities markets, inability of key third-party providers to perform their obligations to Hampden Bank, changes in relevant accounting principles and guidelines and our ability to successfully implement our branch expansion strategy. Additionally, other risks and uncertainties are described in the Company’s filings Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) including the Company’s Annual Report on Form 10-K for the year ended June 30, 2010, which is available through the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

CONTACT:
Hampden Bancorp, Inc.
Robert A. Massey, 413-452-5150
CFO, Treasurer, and Senior Vice President
rmassey@hampdenbank.com